Exhibit 10.3

EXECUTIVE MANAGEMENT LONG-TERM INCENTIVE PROGRAM

FISCAL YEARS 2008-2010

-FISCAL YEAR 2007-

PROGRAM DESCRIPTION

Highlights

This booklet explains the provisions of the Sara Lee Corporation (“SLC”) Executive Management Long-Term Incentive Program (the “EMLTIP” or the “Program”) which covers fiscal years 2008—2010 (the “Performance Cycle”). The following pages provide detailed information relating to the grant of Performance Stock Units (“PSUs”) awarded under the Program. Awards granted under the Program are made from shares authorized under either the 1998 or 2002 Long-Term Incentive Stock Plans (the “Plan(s)”).

The key features of this Program are summarized below. In some countries other than the United States, variations in Program design may occur in order to comply with local laws and tax regulations.

This brochure provides a summary of the Program and in the case of a conflict between this document and the terms of the Plan, the Plan’s terms, shall govern. The Compensation and Employee Benefits Committee (the “Committee”) of the Sara Lee Corporation board of directors retains the discretion to make changes in the peer group and performance measurement methodology and any such changes shall be binding on all Program Participants.

Purpose

SLC has created the Program for fiscal years 2008-2010 in order to:

•	Focus executive management’s attention on the long-term performance results of Sara Lee Corporation as measured by total shareholder return (“TSR”)

•	Provide incentive compensation opportunities commensurate with the achievement of specific TSR results

•	Provide, in combination with stock options, a competitive long-term compensation opportunity to Participants and assist in attracting and retaining highly qualified and motivated executive talent

Participation

Participation in the Program is limited to the Senior Corporate Officers at and above the board-appointed Senior Vice President level.

Performance Stock Units

EMLTIP awards are initially granted in the form of a target number of PSUs at the beginning of the Performance Cycle. Based upon the actual performance results, at the end of the Performance Cycle, the number of PSUs earned, which can range between 0% and 200% of the PSUs granted, will be converted to shares of SLC’s common stock.

PSUs have special restrictions that are based upon both the continued service of Program Participants and SLC’s performance against the established financial performance goal. These restrictions include a prohibition against the transfer of the PSUs during the Performance Cycle. Any shares not earned at the end of the Performance Cycle are forfeited and returned to the Plans.

SLC may substitute or offer alternative forms of incentive compensation in the event it is determined that tax or legal regulations in a country provide more favorable treatment for those alternative forms of incentive compensation or as a voluntary alternative to PSUs.

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PSUs under this Program are granted only during the first fiscal year of the Performance Cycle. At the end of the Performance Cycle, based upon the actual performance results, the appropriate number of PSUs are converted to shares of SLC common stock and issued to Program Participants.

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The number of shares that will be released to Participants is dependent upon the extent to which the pre-established performance goal is achieved during the Performance Cycle. Participants may earn between 0%—200% of the PSUs originally granted based upon the performance results.

•	Additional shares, above the number of PSUs originally granted, may be distributed if performance results exceed specified performance levels, i.e., results are above the 51st percentile.

•	Participants do not have voting rights on PSUs during the Performance Cycle.

Dividend Equivalents

During the Performance Cycle, Dividend Equivalents are accrued on behalf of the Participants. Dividend Equivalents are not paid on awards earned in excess of the original number of PSUs granted.

Amounts credited to the accrued Dividend Equivalent account at the end of the Performance Cycle are distributed in the same proportion as the restrictions on the PSUs lapse. For example, if 75% of the PSUs are earned, then 75% of the balance in the accrued Dividend Equivalent account will be paid at the same time the SLC shares of common stock are released. Dividend Equivalents are not paid on awards earned in excess of the original number of PSUs granted.

Dividend Equivalents that were accrued but not earned based upon the actual performance results as determined at the end of the Performance Cycle will be forfeited.

Performance Measure

Performance under the Program is based upon the following measure:

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Relative Total Shareholder Return (“RTSR”) compared to peer companies (Appendix I) is the FY08-10 performance measure. Relative Total Shareholder Return is defined as the percentile rank of SLC’s Total Shareholder Return compared to the Total Shareholder Return of SLC’s peer companies over the Performance Cycle. Total Shareholder return is the annualized rate of return on a share of common stock, reflecting stock price appreciation plus reinvestment of dividends and the compounding effect of dividends, adjusted appropriately to reflect stock splits, spin-offs and similar transactions.

The Performance Cycle begins July 1, 2007 and ends June 30, 2010, and is aligned with SLC’s fiscal years 2008 through 2010.

The Base Price of SLC’s common stock, and each peer company’s common stock, is the average of the closing prices for the last 20 trading days before the start of Performance Cycle. The average closing price for last 20 trading days of FY07 preceding the FY08-10 Performance Cycle is $17.645 and serves as the base for relative comparisons over the Performance Cycle.

The payment levels at various percentile rankings against the peer companies are shown in the following table:

SLC %Percentile Rank	% of PSUs Earned
100th	200%
91st	180%
81st	160%
71st	140%
61st	120%
51st	100%
44.5th	80%
38th	60%
31.5th	40%
25th	20%
<25th	0%

• With linear interpolation between percentiles

• Percentile rank includes SLC

Earnout Opportunities During the Performance Cycle:

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The Program provides the opportunity for the interim earnout of up to one-third of the PSUs originally granted both at the end of FY08 and again at the end of the FY 08-09 period (in this case cumulative TSR for a two-year period) based upon the individual percentile ranking for these two distinct measurement periods. The maximum interim earnout during the Performance Cycle is capped at one-third of PSUs originally granted for each of the two interim measurement periods, even if the interim measurement period’s performance results are above the 51st percentile.

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Any PSUs earned during the interim measurement periods are effectively converted to service-based restricted stock units (RSUs) and are then subject to the Participant’s continued employment with SLC until end of 3-year Performance Cycle.

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The Program also provides the opportunity for the cumulative earnout of up to 200% of the original PSUs granted, the maximum payout level for the entire Performance Cycle, at end of the full 3-year Performance Cycle, offset by any PSUs earned during the interim measurement periods.

The following examples show how the interim measurement feature works:

Example 1:

Assumptions:

•	3,000 PSUs originally granted

•	Year 1 performance (FY08) = 25th%ile

•	Years 1 & 2 (FY08-09) cumulative performance = 61st%ile

•	Years 1 through 3 (FY08-10) cumulative performance = 51st%ile

Earnout:

Earned

•	Year 1: 25thpercentile results = 20% interim earnout level based upon actual results during the interim measurement period

• 20% X (1/3 of original PSU grant of 3,000 PSUs)

• 20% X 1,000 = 200 PSUs earned and converted to 200 RSUs

•	Years 1 & 2: 61stpercentile results = 120% earnout level based upon actual results but earnout is capped at 100% during interim measurement period

• 100% X (1/3 of original PSU grant of 3,000 PSUs)

• 100%(1) X 1,000 = 1,000 PSUs earned and converted to RSUs	1,000

Cumulative Subtotal of Interim Earnout	1,200

•	Years 1- 3: 51stpercentile results = 100% earnout level based upon actual results for full 3-year Performance Cycle

• 100% X 3,000 original PSU grant = 3,000 PSUs earned

TOTAL
3,000	(2)

(1)	Interim earnout potential is capped at 100%
(2)

The 1,200 PSUs earned over the first two years of the Performance Cycle are included in this 3,000 PSU Total, i.e., an additional 1,800 PSUs are earned for the full three-year Performance Cycle results.

Example 2:

Assumptions:

•	3,000 PSUs originally granted

•	Year 1 performance = 25th%ile

•	Years 1& 2 cumulative performance = 100st%ile

•	Years 1-3 cumulative performance = 10st%ile

Earnout:

Earned

•	Year 1: 25thpercentile results = 20% earnout level based upon

•	actual results during the interim measurement period

• 20% X (1/3 of original PSU grant of 3,000 PSUs)

• 20% X 1,000 = 200 PSUs earned and converted to 200 RSUs

•	Years 1 & 2: 100stpercentile results = 100% earnout level based upon actual results during interim measurement period

• 100% X (1/3 of original PSU grant of 3,000 PSUs)

• 100% X 1,000 = 1,000 PSUs earned and converted to RSUs	1,000

Cumulative Subtotal	1,200

•	Years 1-3 : 10stpercentile results = 0% earnout level based upon actual results for full 3-year Performance Cycle

• 0% X 3,000 original PSU grant = 0 PSUs earned

TOTAL
1,200	(2)

(2)	Even though the final performance earns a cumulative 0% payout, the Participant had an interim earnout of 1,200 PSUs for year 1 and years 1 & 2.

Form of Payment

Vested awards are paid in shares of Sara Lee common stock while earned Dividend Equivalents are paid in cash. Any required tax withholding will be taken first from the earned Dividend equivalents and any remaining tax withholding will then be taken from the SLC shares that have been earned.

Award Grant Notice and Agreement

Each Participant will receive a PSU Grant Notice and Agreement (“Grant Notice”) specifying the number of PSUs that have been granted and the terms and conditions applicable to the grant. The Grant Notice and Agreement and this Program Description should be retained with the Participant’s other important documents.

Tax Consequences

United States

Under current United States tax laws, a Participant does not realize any taxable income from the PSUs when they are initially granted, or from accrued Dividend Equivalents. The “Vesting Date”, i.e., August 31, 2010, is the date when the taxable event occurs, except to the extent that a Participant that is subject to the U.S. federal income tax has elected to defer distribution of the shares until a later date (“Deferred Vesting Date”). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate Dividend Equivalents are considered income to the Participant. This amount is then subject to applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will first be withheld from the accrued Dividend Equivalents and then from the shares that would otherwise have been distributed to the Participant. Federal tax will be withheld at the required statutory supplemental federal tax rate in effect at the time of the distribution. In 2007 that rate was 25%. Under U.S. tax law, Participants will not be taxed until the end of the Performance Cycle on any PSUs that may be “earned” in an interim measurement period during the Performance Cycle, as these RSUs are still subject to the Participant’s continued employment through the end of the Performance Cycle.

Countries other than the United States

Tax laws vary among countries, so Participants should seek reputable tax counsel concerning the tax consequences of this grant in their respective countries of taxation. In most cases, Participants incur no taxable income from PSUs when initially awarded, or on the accrued Dividend Equivalents, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the Dividends Equivalents distributed are typically considered income. For those individuals residing outside the U.S. and not subject to U.S. tax laws, tax due for some countries may be required to be withheld by SLC in the U.S. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

Any shares or Dividend Equivalents earned under the EMLTIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Forfeiture

Notwithstanding anything contained in this document to the contrary, if the Participant engages in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of

Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plans) (such activities to be collectively referred to as “wrongful conduct”), then (i) this Award, to the extent it remains restricted, shall terminate automatically on the date on which the Participant first engaged in such wrongful conduct, (ii) if the misconduct occurred within six months of a PSU Vesting Date, the Participant shall pay to the Company in cash any financial gain the Participant realized from the vesting of the PSU, and (iii) if the misconduct occurs prior to the Deferred Vesting Date, if applicable, the Participant shall forfeit the deferred PSU and this Award shall terminate automatically on the date on which the Participant first engaged in such wrongful conduct. For purposes of this section, financial gain shall equal, the fair market value of the Common Stock on the Vesting Date, multiplied by the number of PSUs actually distributed pursuant to this Award, reduced by any taxes paid in countries other than the United States (which taxes are not otherwise eligible for refund from the taxing authorities). By accepting this PSU grant, the Participant consents to and authorizes the Company to deduct from any amounts payable by the Company to the Participant, any amounts the Participant owes to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against the Participant for breach of the terms and conditions of this Program.

Administrative Guidelines

The following guidelines apply to the Program. Additional Administrative Guidelines may be adopted, as needed, during the Performance Cycle for the efficient administration of the Program.

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The Committee is responsible for administering the Program and has full power and authority to interpret the Program and to adopt rules, regulations and guidelines for carrying out the Program, as it deems necessary.

•	The Committee functions as the Program Administrator and its decisions are binding on all persons.

•	The Committee reserves the right, in its absolute discretion, to reduce or eliminate the awards earned by any Participant.

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The Committee reserves the right, in its absolute discretion, to make adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who would not qualify as a Participant at the end of the Performance Cycle.

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The Committee reserves the right to change any of the terms and conditions of the Program award to the Participants, including the definition of relative TSR, if deemed necessary on advice of counsel to meet the requirements for a “performance-based exemption” under the regulations or rulings of §162(m) of the Internal Revenue Code.

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The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer or other executive officer of the Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a Program Participant.

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The Chief Financial Officer will be responsible for confirming the financial results under the Program. The Committee will approve the awards when granted during fiscal year 2008 and approve distributions to be made at the end of the Performance Cycle for all Program Participants. The portion of the shares earned along with the related accrued Dividend Equivalents will be distributed as soon as practicable after the completion of the Performance Cycle and the Vesting Date.

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Awards may be made to new Participants during the first year of the Performance Cycle. The number of PSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

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Awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in the Participant’s qualifying for an increased level of award.

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In the event of a Participant’s death, total disability (as defined under the appropriate disability benefit plan if applicable) or if a Participant retires at age 55 or later and has at least 10 years of service with SLC (or as otherwise defined under the appropriate retirement benefit plan of SLC) or if the Participant has attained age 65, regardless of the service period prior to the last day of fiscal year 2009, all PSUs granted would continue to vest and be eligible for distribution at the end of the Performance Cycle based upon proration for performance only, subject to approval of the Committee. If applicable, the shares and related Dividend Equivalents will be distributed at the normal payout time.

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A Participant who voluntarily resigns or is terminated without severance benefits during the Performance Cycle forfeits the rights to all PSUs, RSUs and any accrued Dividend Equivalents. Participants who are involuntarily terminated and receive severance benefits are eligible for a prorated distribution, subject to Committee approval. In order to be considered for any prorated distribution under this Program provision, a Participant must be actively employed for at least one-third, i.e. 12 months, of the Performance Cycle. If a prorated distribution is approved after PSUs had already been “earned” during an interim measurement period, i.e. at the end of FY08 or the end of the FY08-09 period, these PSUs will not be prorated for service. Only periods of active service will be recognized for purposes of computing any prorated distribution. This means that any period of time during which services may be provided to the company but the individual is not then a regular, full-time employee of the company (by way of example, if the Participant provides services under a consulting agreement), that time will be disregarded for purposes of calculating any prorated distribution.

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In the event of a sale, closing, spin-off or other disposition of the Participant’s business unit that results in the termination of the Participant’s employment with the Company, the Participant will be eligible for a distribution of shares pro-rated only for performance, subject to approval of the Committee.

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Should a change in control (as defined in the Plans) occur, the Participant’s entitlements under the Program will be determined as provided for under the terms of the Sara Lee Corporation Severance Plans for Corporate Officers.

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If any statement in this Program Description or any oral representation differs from the Plans, the Plans prevail. The Plans, Grant Notice and Agreement and Program Description collectively comprise all terms and conditions applicable to the Program.

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Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the SLC will be handled as provided for in the Plans.

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Nothing in the Program shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

APPENDIX I

FY08-10 EMLTIP

Peer Companies for Relative TSR Comparison

Campbell Soup Company	Kellogg Company
The Clorox Company	Kimberly-Clark Company
Colgate-Palmolive Company	Kraft Foods, Inc.
ConAgra Foods, Inc.	McCormick
Dean Foods	The Procter & Gamble Co.
General Mills, Inc.	Tyson Foods
H. J. Heinz Company	Unilever N.V.
The Hershey Company	Wm.Wrigley Jr. Company

Note: These peer companies are the companies that comprise the S&P index at the time the EMLTIP for ‘08-’10 was approved. At the point of measurement for each of the fiscal years in the Performance Cycle, i.e., as of June 30, 2008, 2009 and 2010, the actual companies then comprising the S&P index will be the actual companies used for calculating relative TSR.

APPENDIX II

Definitions

a)	Award Date means the date upon which the Board of Directors or the Committee approved the awards under this Program.

b)	Base Price is $17.645 which is the average of the closing prices for the last 20 trading days preceding the Performance Cycle.

c)	Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

d)	Company or Corporation means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

e)	Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her LTI award.

f)	Dividend Equivalents has the same meaning as in the Plans.

g)	Grant Notice and Agreement means the document provided to each Participant evidencing the number of Performance Stock Units awarded and the basic terms and conditions of the award.

h)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice and Agreement specifying the basic terms of participation in this Program. Participants for the FY08-10 Performance Cycle include elected Senior Corporate Officers at or above the Senior Vice President level.

i)	Performance Cycle is the three-year period consisting of SLC’s fiscal years 2008 through and including 2010.

j)	Performance Stock Units has the same meaning as “performance units” as that term is used in the Plans.

k)	Plans mean the Sara Lee Corporation 1998 and 2002 Long-Term Incentive Stock Plans or the successor plan or plans.

l)	Program means the FY08-10 Executive Management Long-Term Incentive Plan.

m)	Relative Total Shareholder Return means stock price appreciation plus reinvested dividends during the Performance Cycle relative to the peer companies.

n)	Total Disability as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.

o)	Vesting means the determination made at the end of the Performance Cycle as to how many, if any, of the PSUs that are actually earned by a Participant based upon actual performance results.

p)	Vesting Date means August 31, 2010.